MERRILL LYNCH HEALTHCARE FUND, INC.

FILE # 811-3595

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
09/07/01	Fujisawa Pharmaceutical	$354,496,000	$278,400	Salomon Smith Barney
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